Exhibit 99.1

Mesa Offshore Trust Announces Court Order Denying Approval of Conditional Settlement Agreement

MESA OFFSHORE TRUST

JPMorgan Chase Bank, N.A., Trustee

NEWS

RELEASE

For Immediate Release

Austin, Texas June 22, 2007 - Mesa Offshore Trust (OTC symbol-MOSH) announced that on June 19, 2007, the 334th Judicial District of Harris County, Texas (the “Court”) issued an order denying a motion by JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”) of the Mesa Offshore Trust (the “Trust”), to approve a conditional settlement in the lawsuit filed by MOSH Holding, L.P. (“MHLP”) against Pioneer Natural Resources Company; Pioneer Natural Resources USA, Inc. (collectively, “Pioneer”); Woodside Energy (USA) Inc. (“Woodside”); and JPMorgan Chase Bank, N.A., as Trustee of the Trust (the “Lawsuit”).  The conditional settlement is set forth in the Mutual Release and Settlement Agreement dated as of January 26, 2007 (the “Conditional Settlement Agreement”), a copy of which was previously filed by the Trust as Exhibit 10.1 to its report on Form 8-K filed on January 31, 2007.

The Lawsuit was filed on April 11, 2005, in the District Court of Travis County, Texas (250th Judicial District) and subsequently transferred to the Court.  On December 8, 2006, Dagger-Spine Hedgehog Corporation (“Dagger-Spine”), represented by the same counsel as MHLP, filed a Petition In Intervention in the Lawsuit to assert the same claims as MHLP.  On March 8, 2007, another group of unitholders identifying itself as the “Weigand Group” also joined with MHLP and this group is currently represented by the same counsel.  MHLP, Dagger-Spine and the Weigand Group (collectively, “Plaintiffs”) are unitholders in the Trust.  Among other things, the Lawsuit relates to the status of a certain net overriding royalty interest owned by the Mesa Offshore Royalty Partnership (the “Partnership”), a partnership in which the Trust owns a 99.99% interest and Pioneer owns the remaining 0.01% managing general partner interest, on a lease that is the subject of an agreement between Pioneer and Woodside concerning the exploration and development of the lease, known as the Brazos Area Block A-39 Lease.  The Lawsuit also concerns the sale of the assets of the Partnership as required under the Indenture for the Trust.  Plaintiffs allege that Pioneer’s agreement with Woodside violated the terms of the conveyance of the net overriding royalty interest to the Partnership and that Pioneer, together with Woodside, concealed and/or reduced the value of the royalty interest and worked to terminate the Trust prematurely and to capture for itself and Woodside profits that belong to the Trust.  Plaintiffs also allege breaches of fiduciary duty, misapplication of trust property, common law fraud, gross negligence, and breach of the conveyance agreement for the overriding royalty interest.  The claims appear to relate principally to arrangements established in 2003 for two offshore properties, the Brazos Area Block A-7 and Brazos Area Block A-39.  These arrangements were entered into between Pioneer and Woodside without any action or consents by the Trustee.  A farmout of interests by a working interest owner may be done under the conveyance of the net overriding royalty interest to the Partnership without the consent or approval of any partners of the Partnership or the Trustee.  The Plaintiffs allege that the farmout agreement between Pioneer and Woodside does not meet the definition of a “farmout” in the conveyance.  The Trustee denies that any of the Plantiffs’ claims against the Trustee have any merit, and the Trustee will continue to vigorously defend against such claims as permitted under the terms of the Trust indenture.

The Court has currently set the Lawsuit for trial in October 2007.

Contact:	Mesa Offshore Trust
JPMorgan Chase Bank, N.A., as Trustee
Attn: Mike Ulrich
1(800) 852-1422
(512) 236-6599

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